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                                                                    EXHIBIT 10.1

                                  CONFIDENTIAL

                       SALES DISTRIBUTION RIGHTS AGREEMENT

AN AGREEMENT made on the 1st day of December 2000 between

MONTAGNE JEUNESSE incorporating the brands Montagne Jeunesse, Chantelle and Bathtime is Playtime a trading division of Medical Express (UK) Ltd. (a company incorporated under the Laws of England) having its registered office at:

The Old Grain Store
4 Denne Road
Horsham
West Sussex RH12 1JE

(hereinafter called the Supplier Partner which expression shall where the context so permits include the assigns of the company) of the one part and:

NEOTERIC COSMETICS, INC.

having their office at:

4880 Havana Street
Denver, CO 80239

(hereinafter called the Distributor Partner) of the other part

WHEREBY IT IS AGREED as follows:

1-   DISTRIBUTION

The Supplier Partner hereby appoints the Distributor Partner as the sole and exclusive Distributor Partner for the sale of those of its products (hereinafter called the products) specified in the first schedule hereto in the territory (hereinafter called the territory) specified in the second schedule hereto subject to the terms and conditions hereinafter set out and to the power of the Supplier Partner to vary those schedules in accordance with the provisions of clause 5(a).

2-   PERIOD

This appointment will commence from the date hereof. Should either party decide to terminate this agreement other than in accordance with clause 8 hereof it must give three months notice in writing of their desire to terminate. If notice has been served both parties are obliged to continue to fulfill their obligations as per this agreement to the fullest extent, to the expiration of the three month period.
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3-   SUPPORT FROM THE SUPPLIER PARTNER

The Supplier Partner hereby agrees with the Distributor Partner that it will during the continuance of this agreement

(a) whenever it considers it necessary, send at its own cost a representative to visit the Distributor Partner for the purpose of promoting sales of the products.

(b) use its best endeavours to safeguard the selling rights hereby granted to the Distributor Partner including the taking of such steps of which it shall solely determine and as may be available to it to prevent the infringement of its patent, trade marks, emblems, designs and other similar industrial or commercial rights within the territory.

4-   MAXIMISE SALES OF THE PRODUCTS

The Distributor Partner hereby undertakes and agrees with the Supplier Partner that it will at all times during the continuance in force of this agreement observe and perform the terms and conditions set out in this agreement and in particular it:

(a) will use at all times its commercially reasonable endeavours to promote and extend sales of the product throughout the territory to all potential purchasers thereof and work diligently to obtain orders therefrom.

(i)  by means of personal visits to and by correspondence with such purchasers.

(ii) by the distribution of printed matter and other promotional techniques.

(iii) by exhibiting and by public relations techniques.

(b)  NOT SELL DIRECTLY COMPETITIVE PRODUCTS

Will not without the previous consent in writing of the Supplier Partner be concerned or interested either directly or indirectly in the manufacture, production, importation, sale or advertisement of any goods in the territory which comprise a range of skin care sachets (packettes) or any toiletry/cosmetic packettes including but not limited to products which may be substituted for the Supplier Partner's products from time to time which might otherwise directly compete or interfere with the sale of the products. However, Distributor Partner may manufacture and distribute product sample packettes not intended for sale or re-sale.
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At the cessation of this agreement regardless of reason the Distributor partner agrees not to sell or otherwise engage in the business of toiletry/cosmetic packettes in the United States marketplace for a period of not less than two years from that cessation and specifically not to compete with the Supplier Partner's ongoing business concerning toiletry/cosmetic packettes.

(c)  ONLY SELL WITHIN THE TERRITORY

Will not take any orders for the sale to any person or persons corporate or unincorporate of any of the products which the Distributor Partner knows or has reason to believe are intended to be exported from or sold or used outside the territory without the prior agreement of the Supplier Partner.

(d)  PROJECT SALES REQUIREMENTS

Will submit to the Supplier Partner on a regular monthly basis projections of product requirements on a rolling basis and any requirements for ancillary materials in sufficiently full and accurate detail as to enable the Supplier Partner with the least possible delay to respond effectively and to supply sales data on a monthly basis lists of current and future distribution by name, address and type of business.

(e)  HOLD SUFFICIENT STOCKS

Will ensure that adequate stocks are held in the territory to enable prompt delivery to the customers, such stocks to be large enough to accommodate seasonal increases in sales and increases in sales due to new large customers and to take full account of delivery times from the Supplier Partner to the Distributor Partner, based upon the Supplier Partner's ability to ensure fulfillment and timely delivery of orders placed by Distributor Partner.

(f)  NOT MAKE FALSE REPRESENTATIONS

will accept orders as a Distributor Partner for Distributor Partner's sale of the products and on behalf of itself the Distributor Partner will not accept orders or make contracts on behalf of the Supplier Partner other than subject to confirmation and acceptance by the Supplier Partner and in accordance with the Supplier Partner's conditions of sale. The Distributor Partner will not make any promises, representations, warranties or guarantees with reference to the product except such as are consistent with those conditions of sale and/or any statements confirmed in writing by the Supplier Partner. The Distributor Partner will not incur any liability on behalf of the Supplier Partner or in any way pledge or purport to pledge the Supplier Partner's credit or accept any order or make any contract binding upon the Supplier Partner without the Supplier Partner first approving its terms.

(g)  NOTIFY INFRINGEMENTS OF INTELLECTUAL PROPERTY RIGHTS
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will use its commercially reasonable endeavours to immediately bring any improper or wrongful use in the territory of the Supplier Partner's patents, trade marks, emblems, designs, models or other similar industrial or commercial rights which come to its notice to the attention of the Supplier Partner and will in and about the execution of its duties use every commercially reasonable effort to safeguard the intellectual property rights and interests of the Supplier Partner and will assist the Supplier Partner at the request and cost of the Supplier Partner in taking all commercially reasonable steps to defend the rights of the Supplier Partner other than by the institution of legal proceedings.

(h)  LIAISON

will liaise with the Supplier Partner in relation to the sale distribution and exploitation of the products and act for the long-term benefit of the products.

(i)  COMPLAINTS

to maintain file of complaints received from retail and trade customers of the products and to forward copies of such complaints at the Supplier Partner's request. In particular to bring to the Supplier Partner's attention in writing any recurring or unresolved complaints, the parties agree to use their commercially reasonable endeavours to achieve customer satisfaction, bearing in mind the individual responsibilities of the parties.

(j)  NON-ASSIGNMENT

will not assign transfer charge or in any manner make over or purport to assign transfer charge or make over this agreement or its rights thereunder or any part thereof except in so far as the Distributor Partner is permitted by clause 12 hereof to appoint sub-Distributor Partners.

(k)  SUPPLIER PARTNERS INTELLECTUAL PROPERTY RIGHTS

will agree that the trade marks, patents, emblems, designs, models, copyright or other similar intellectual rights remain the property of the Supplier Partner and will not seek to prejudice their exclusive rights.

5- The Supplier Partner reserves unto itself the right notwithstanding anything to the contrary herein contained:

(a)  VARY PRODUCTS OFFERED AFTER APPROPRIATE CONSULTATION

to vary the first schedule hereto defining the products either by the withdrawal therefrom of a class or classes of products named therein in the event of the Supplier Partner ceasing to manufacture or stock that class or those classes of products or by the addition thereto after consultation with the Distributor Partner of a further class or of further classes of products. The Distributor Partner may refuse the introduction of products with the express agreement of the Supplier Partner if, for marketing reasons,
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the Distributor Partner considers them to be inappropriate to the local market or if in conflict with any obligations of the Distributor Partner. The Distributor Partner shall order and/or the Supplier Partner shall supply to the appropriate case or box size of the product. The Supplier Partner confirms that the products are designed to meet the legal requirements of present UK law.

(b)  ASSIST DISTRIBUTOR PARTNER'S SALES

to take such steps itself as may seem necessary or expedient to it to promote the sale of the products in the territory but will first consult the Distributor Partner.

(c)  TRADE OUTSIDE TERRITORY

to trade direct outside the territory with any person, firm, body corporate or unincorporate who insist on purchasing directly from the Supplier Partner for shipment into the territory, subject to the Supplier Partner having consulted the Distributor Partner and to the Supplier Partner paying to the Distributor Partner a reasonable commission on any such sales, this commission not being less than 5%.

6-

(a)  DISTRIBUTOR PARTNER TO PROMOTE/PAYMENT TERMS

Save as hereinafter provided the Supplier Partner shall sell at the Supplier Partner's sales prices in United States Dollars (USD) the products listed in schedule 1 (subject to availability). The prices to be agreed between the parties from time to time. The Supplier Partner's sales price at the commencement of this agreement are set out in schedule 3. Prompt payment as per clause 6(e) is of the essence and an important condition of this agreement.

The Supplier Partner may increase the prices of the products without restriction with the prior agreement of the Distributor Partner. The Distributor Partner shall not without informing the Supplier Partner increase the wholesale trade prices for the products, prior to imposing such increase.

In case of any refunds made by the Supplier Partner to the Distributor Partner for any products which fall below the standard of satisfactory quality, these refunds shall be made at exactly the same price as was the original sale price of the goods. Payment shall be made by the Supplier Partner to the Distributor Partner after receipt of the goods on the same payment terms as exist between the Distributor Partner and the Supplier Partner.

(b)  CONTRIBUTIONS TOWARDS ADVERTISING COSTS

The Supplier Partner shall contribute outer pack originations and the outer packs when produced at its source for special promotions or similar. The Distributor Partner shall, provided its net sales of the products are as defined in clause 8(v) exceeding a
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minimum of eight million dollars in the first calendar year), expend a minimum of 5% of annual net sales as defined in clause 8(v) on advertising (namely consumer magazines and television) during the following year.

All further advertising expenditures including displays, co-op advertising with customers, slotting, mailings, coupons, promotional materials and preparation of the materials, and advertisements on the Internet shall be at the discretion and at the expense of the Distributor Partner. Such advertising in its design, positioning and format shall be prior agreed with the Supplier Partner.

(c)  DISTRIBUTOR PARTNER RESPONSIBLE FOR BAD DEBTS

No allowance shall be made by the Supplier Partner to the Distributor Partner in respect of bad debts or on replacement or refunds made free of cost by the Distributor Partner of perfect quality products to its customers.

(d)  COMMISSION NOT PAYABLE AFTER CESSATION OF AGREEMENT

No sum shall be payable to the Distributor Partner by the Supplier Partner in respect of any order received by the Supplier Partner after the termination of this agreement notwithstanding that the Distributor Partner may have been responsible for or concerned in the obtaining of that order and notwithstanding that quotations may have been submitted during the continuation in force of the distribution agreement.

(e)  DEDUCTIONS NOT ACCEPTED UNLESS AGREED

No claims for or deductions in respect of expenses incurred by the Distributor Partner in the performance of their functions and duties under this agreement shall be made or allowed except where expressly agreed to beforehand in writing by the Supplier Partner.

(f)  TERMS OF PAYMENT/DELIVERY TERMS

Payment shall be made by irrevocable letter of credit issued by the Distributor Partner's bank in favour of the Supplier Partner, and/or as agreed upon from time to time between the Distributor Partner and the Supplier Partner; delivery terms shall be CIF Houston, Texas Port. Title of the products shall remain with the Supplier Partner until the Supplier Partner has received full payment for the products; however, the risk in the products is transferred to the Distributor Partner upon despatch who is responsible for the insurance of said products.

7-   STAND DISPLAY MATERIALS

(a) Shelf talkers, stand header cards, showcards when supplied by the Supplier Partner shall be invoiced at cost to the Distributor Partner. The cost of stands supplied by the Supplier Partner shall be met by the Distributor Partner. Any extra promotional material
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produced from time to time by the Distributor Partner solely for the Distributor
Partner's use including leaflets on the products in the language of the territory, shall be solely for the Distributor Partner's account.

(b) Outlets to which the Distributor Partner shall sell the products shall be Grocery, Drug, Perfumeries, Pharmacies, Textile Fashion, department stores, larger health food stores, Mass Merchandisers, Beauty Salons, Airport Retail Shops, Television Home Shopping Networks. The Distributor Partner shall consult with the Supplier Partner concerning the distribution policy. The Distributor Partner shall only vary the distribution policy in a significant way with the agreement of the Supplier Partner.

8-   TERMINATION

(1) Either party shall have the right at any time by giving thirty days notice in writing to the other to terminate the agreement forthwith in any of the following events:

(i) If the other party shall enter into liquidation whether compulsorily or voluntarily or compound with its creditors or take or suffer any similar action in consequence of debt or has a receiver or administrator appointed over all or any of its assets and/or becomes unable or unwilling to discharge its debts as and when the fall due

(ii) If from any cause either party is prevented by reason of Force Majeure (as the same is defined in clause 21 hereof) in performing its duties hereunder for a period of two consecutive months

(iii) If either party purports to assign the benefit or burden of this agreement without the written consent of the other party

(iv) If there be a change of majority ownership of either company and/or change of senior management

(v) If, in any one year of the agreement, the Distributor Partner's net sales (as determined in accordance with US generally accepted accounting principles) fall below the minimum net sales per calendar year during the period of this agreement. The minimum net sales for the first calendar year (2001) is 8 million USD. The minimum net sales in
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calendar year two (2002) to be 12 million USD; calendar year three (2003) to be
17 million USA; calendar year four (2004) to be 22 million USD; and calendar year five (2005) to be 28 million USD.

The Distributor Partner guarantees to purchase a minimum quantity of any new product introduced by the Supplier Partner, within six months of the product being available. The volume will be determined by the monthly mean of the least selling sachet over the last 12 months, allowing the new product opportunity to be sold in the territory. If Distributor Partner feels any product within the range will not sell in its territory for reasons of culture, religion and climate, it will advise the manufacturer in writing of their reasoning for not introducing the product.

(vi) If the other shall alone or jointly with third parties engage in acts of cruelty to animals whether involving vivisection or not with regard Montagne Jeunesse products

(vii) If the other shall engage in acts or support third parties engaging to acts which result in severe and unnecessary damage to the environment and ecosystems

(2) The Supplier Partner shall be entitled to terminate this agreement by giving 30 days notice in writing to the distributor if the Distributor Partner fails to comply with the terms of clause 6(b) hereof

(3) If either party shall commit a breach of this agreement, which it is capable of correcting and having been sent a written statement of their breach fail to correct the breach and/or continue to commit the breach for one further month after having received the written statement then that party will be deemed to have committed a material breach and the other party may at its sole discretion terminate the agreement on 30 days notice in writing to the other.

9-   CONFIDENTIALITY

The Distributor Partner hereby undertakes that, it will not divulge or use any confidential information in relation to the Supplier Partner's affairs or business or method of carrying on business without the prior consent in writing of the Supplier Partner and the same confidentiality shall be offered by the Supplier Partner to the Distributor Partner. The provisions of this clause 9 shall continue to apply notwithstanding termination or expiry of this Agreement
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10-  PRODUCT LEGISLATION AND WARRANTY

The Supplier Partner hereby warrants that the products as supplied to the Distributor Partner conform to all current legislation applicable to such goods manufactured or sold within the United Kingdom of Great Britain and Northern Ireland. The Distributor Partner agrees to bring to the attention of the Supplier Partner any known claim of non-compliance or problem that the Distributor Partner becomes aware of.

The Supplier Partner hereby warrants that the products as supplied to the Distributor Partner are of satisfactory quality and fit for the purpose for which they are sold, and are not adulterated or misbranded. Supplier partner shall indemnify, and hold Distributor Partner harmless from and against any and all direct losses, claims, suits, proceedings, expenses (including reasonable attorneys' fees), and damage arising out of or based on any claim of any third party (including any governmental agency) relating to the manufacture, formulation, or labeling of the products in breach of the aforementioned warranty.

If any governmental agency shall request or order, any corrective action with respect to the products, including any product recall, customer notice, or other corrective action, and the cause or basis of such corrective action is attributable to the manufacture, formulation, or labeling of the products by Supplier Partner, then Supplier Partner will indemnify, and hold harmless Distributor Partner for any and all direct losses, damages, or expenses associated with such corrective action. Supplier Partner shall use all reasonable efforts to comply with requirements of United States (federal and state) laws and regulations of which Distributor Partner informs Supplier Partner.

The Supplier Partner shall maintain an insurance policy covering product liability with a reputable insurance company relating to its products. The product liability cover held shall not be less than one million Pounds and shall cover the goods provided they are promoted for use and used as they are intended.

11-  RETURN OF LITERATURE/STANDS

Upon the termination of this agreement from any cause or at any time previous to such termination at the request of the Supplier Partner the Distributor Partner shall promptly return to the Supplier Partner or otherwise dispose of as the Supplier Partner may instruct all display stands, samples, patterns, instruction books, technical pamphlets, catalogues, advertising material, specifications and other materials documents and papers whatsoever sent to the Distributor Partner and relating to the business of the Supplier Partner (other than correspondence between the Supplier Partner and the Distributor Partner) which the Distributor Partner may have in their possession or under their control and also deliver up to the Supplier Partner upon the termination of this agreement a list of customers within the territory for the products.

12-  SUB-DISTRIBUTOR PARTNERS
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Where in order to enable the Distributor Partner to maintain adequate sales coverage the appointment by the Distributor Partner of sub-Distributor Partners is desirable, the Distributor Partner shall be entitled with the previous consent in writing of the Supplier Partner to make such appointments but only on such terms as the Supplier Partner shall in writing approve and the Distributor Partner shall be at all times responsible for the acts, deeds or omissions of all persons, firms or companies so appointed.

13-  MISCELLANEOUS

(a) The Supplier Partner shall not be responsible for acts or defaults of the Distributor Partner or of the Distributor Partner's employees or representatives.

(b) In each case where the term Supplier Partner or Distributor Partner is used it shall include any body corporate or unincorporate which is controlled or owned partly or fully or related to the Supplier Partner or Distributor Partner or in the either case their key personnel.

14-  DISPUTES

Any dispute difference or question which may arise at any time hereafter between the Supplier Partner and the Distributor Partner touching the true construction of this agreement or the rights and liabilities of the parties hereto shall be referred to by the High Court in London.

15-  GOOD FAITH

In relation to every Clause mentioned in this Agreement and particularly in establishing and building the Montagne Jeunesse brand in the United States, both parties agree to act with Good Faith and, without prejudice to the generality of the foregoing, not to do or omit to do, or to permit or suffer anything to be done or omitted which each of them (according to their respective obligations under this Agreement) ought properly to do or not to omit to do, or could reasonably prevent from being done or omitted to be done (as the case may require).

16-  NON PARTNERSHIP

In relation to every Clause mentioned in this Agreement the terms "Supplier Partner" and "Distributor Partner" are not statements of joint-venture between the two separate parties.

17-  APPLICABLE LAW

This agreement is governed by and shall be construed in accordance with English Law.

Each party irrevocably agrees for the benefit of the Supplier Partner that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings,
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and to settle any disputes, which may arise out of or in connection with this
Agreement (respectively, "Proceedings" and "Disputes") and for such purposes irrevocably submits to the jurisdiction of the courts of England.

Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and determine any Proceedings and settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

The submission to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of the Supplier Partner to take Proceedings against the Distributor Partner in any court of competent jurisdiction, nor shall the taking of Proceedings by the Supplier Partner in any one or more jurisdictions preclude the Supplier Partner taking Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

18-  WAIVER

The waiver by either party of any breach of any term of this agreement shall not prevent the subsequent enforcement of that term and shall not be deemed a waiver of any subsequent breach.

19-  PREVIOUS AGREEMENTS

All previous agreements and arrangements if any made between the Supplier Partner and the Distributor Partner are hereby cancelled but without prejudice to any rights which have already occurred thereunder to either party.

20-  STOCKS SOLD OR RETURNED

Upon the termination of the agreement the Supplier Partner will allow the Distributor Partner to sell off the stock in its normal course of business and in a manner which is not detrimental to the products' reputation. If the Distributor Partner sells off its stocks of the products to other than the Supplier Partner, then the Distributor Partner must use its commercially reasonable endeavours to see all goods are sold within 4 months. The Distributor Partner shall not price discount or price slash the price of the products without the Supplier Partner's written agreement.

21-  FORCE MAJEURE

Neither party shall be liable to the other party for any failure to perform its obligations under this agreement by reason of circumstances outside its reasonable control, including but not limited to industrial action, civil unrest, Acts of God, the acts or
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defaults of third parties where such acts or defaults result from force majeure circumstances.

22-  CONSENTS OR APPROVALS

Wherever in this agreement the consent or approval of one or other party shall be required such content or approval shall not be unreasonably withheld and shall be deemed granted if not refused within 21 days of the requesting party's written request thereof.

23-  PARAGRAPH HEADINGS

The paragraph headings do not form part of this agreement and shall not be taken into account in its interpretation.

24-  ENTIRE UNDERSTANDING

This agreement embodies the entire understanding of the parties and there are no promises, terms, conditions or obligations oral or written expressed or implied other than those contained herein.

25-  SERVING OF NOTICE

Any notice required to be given hereunder shall be sufficiently given to the Distributor Partner if forwarded by registered post (i.e. post where receipt is signed for) to the last known postal address of the Distributor Partner in the territory and shall be sufficiently given to the Supplier Partner if similarly forwarded to its registered office and last known postal address in England. Every notice shall be deemed to have been received and given at the time when in the ordinary course of transmission it should have been delivered at the address to which it was sent.
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26-  IN WRITING

The words "in writing" whenever contained in this agreement shall be deemed to include any communication sent by letter.


Signed by    /s/ Greg Butcher          Signed by /s/ Mark Goldstein
                                                 -----------------------
As Witness   /s/ Brian Stevendale    As Witness  /s/ Jeffry Johnson
                                                 -----------------------
             /s/ Donna Toogood                   /s/ Carolyn J. Anderson
                                                 -----------------------
             /s/ Felix Gratopp                   /s/ Jeffrey R. Hinkle
                                                 -----------------------
             /s/ Andrea Jones                    /s/ Dorinda Vaughn
                                                 -----------------------

for                  MONTAGNE JEUNESSE        for      NEOTERIC COSMETICS, INC.

Dated                19th April 2001         Dated     April 6, 2001


FIRST SCHEDULE

THE PRODUCTS (see attached sheet)

SECOND SCHEDULE

THE TERRITORIES: United States of America, the Caribbean and Puerto Rico

THIRD SCHEDULE

THE PRICES (see attached sheet)